December 5, 2006

Andrew Cogan

New York, NY

Dear Andrew:

It is our great pleasure to inform you that you will be a participant in the 2007 Knoll, Inc. Incentive Compensation Program.

We need to do three things to succeed in 2007. Improve our gross margins, continue to build on the sales and marketing initiatives that allowed us to gain share in 2005 and 2006, and diligently manage our spending.

Our success in 2007 will be a direct result of your ability to accomplish these objectives and assist Knoll in achieving its 2007 operating profit plan.

If you achieve this goal and Knoll makes the 2007 operating profit plan, you can qualify for a total target incentive payment of $650,000.00.

This award is subject to our approval and that of the Knoll, Inc. Board of Directors, which may exercise discretion in adjusting your award up or down based on factors the Board of Directors deems appropriate, including Knoll's performance relative to the industry, other macroeconomic factors and your individual performance. You must be employed by Knoll on the date this award is distributed in order to receive this incentive.

We have great confidence in your ability to help Knoll profitably grow and look forward to being able to present you with your award in early 2008.

/s/ Kass Bradley

Kass Bradley